Exhibit 99.1

ARKO Corp. Reports First Quarter 2023 Results

Strong Quarter Led by Higher Merchandise Contribution and Acquisitions

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the quarter ended March 31, 2023.

First Quarter 2023 Key Highlights1

•
Operating income for the quarter was $9.0 million, compared to $19.3 million in the prior year quarter.
•
Net loss for the quarter was $2.5 million, compared to net income of $2.3 million in the prior year quarter.
•
Adjusted EBITDA for the quarter was $47.5 million, a decrease of $2.6 million, as compared to the prior year quarter.
•
Same store merchandise sales excluding cigarettes increased 7.6% for the quarter compared to 0.1% in the prior year period; same store merchandise sales increased 3.8% for the quarter compared to the prior year period.
•
Merchandise gross profit contribution grew by $8.1 million for the quarter, or 7.7%, on a same store basis, as compared to the prior year period.
•
Merchandise margin increased 120 basis points to 30.7% for the quarter compared to 29.5% in the prior year period.

Other Key Highlights

•
On March 1, 2023, closed acquisition of the assets of Transit Energy Group and its affiliates ("TEG") adding 135 convenience stores and 192 dealer locations; WTG Fuels Holdings LLC ("WTG") acquisition expected to close in Q2 2023.
•
Currently available capital of more than $2 billion dollars, including cash, lines of credit and Oak Street agreement.
o
Renewal and increase of GPMP credit line to $800 million, extending maturity to 2028.
o
Amended and extended the program agreement with Oak Street, a division of Blue Owl Capital (“Oak Street”), with capacity of up to $1.5 billion until September 2024.
•
Released significantly updated fas REWARDS loyalty app, with promising early results.
•
ARKO Corp.’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock to be paid on June 1, 2023, to stockholders of record as of May 19, 2023.

“This was another strong quarter, with robust in-store performance as we continued to execute our strategy to grow our core convenience store business and our many initiatives continued to gain traction, showing that our value proposition, customer service, and merchandising mix is resonating with customers and creating sales growth,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “We will continue to execute our strategy, driving sales in our stores and building value for our customers through targeted value-add initiatives, and at the same time grow our business through M&A. ARKO has secured financial commitments that we believe underscore the confidence seasoned investors have in our long-term growth strategy. With our strong balance sheet, ample liquidity, and multiple paths for growth, I have confidence that we can continue to create stockholder value over the long-term.”

1 See Use of Non-GAAP Measures below.

First Quarter 2023 Segment Highlights

Retail

	For the Three Months Ended March 31,
	2023	2022
	(in thousands)
Fuel gallons sold	248,906	239,558
Same store fuel gallons sold decrease (%) [1]	(5.8%)	(3.1%)
Fuel margin, cents per gallon [2]	35.4	37.5
Merchandise revenue	$400,408	$366,985
Same store merchandise sales increase (decrease) (%) [1]	3.8%	(3.5%)
Same store merchandise sales excluding cigarettes increase (%) [1]	7.6%	0.1%
Merchandise contribution [3]	$122,965	$108,192
Merchandise margin [4]	30.7%	29.5%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

For the first quarter, retail fuel profitability (excluding intercompany charges by the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) decreased approximately $1.7 million to $88.1 million compared to the prior year period, with strong fuel margin capture of 35.4 cents per gallon, which decreased $0.02 for the first quarter compared to the prior year period. Same store fuel profit was $76.3 million (excluding intercompany charges by GPMP), compared to $87.7 million for the prior year quarter. The decrease in same store fuel profit was partially offset by $10.8 million dollars incremental fuel profit from recent acquisitions.

Same store merchandise sales excluding cigarettes increased 7.6% for the quarter compared to 0.1% in the first quarter of 2022. Same stores sales increased 3.8% compared to a decrease of 3.5% in the prior year period. Total merchandise contribution for the quarter increased $14.8 million, or 13.7%, compared to the first quarter of 2022, with merchandise margin increasing 120 basis points, to 30.7% from 29.5% in Q1 2022, as a result of favorable changes in sales mix and the continued result of the Company’s multiple initiatives. The increase in merchandise contribution was due to $8.3 million from recent acquisitions, and an increase at same stores of $8.1 million.

Wholesale

	For the Three Months Ended March 31,
	2023	2022
	(in thousands)
Fuel gallons sold – fuel supply locations	182,427	180,941
Fuel gallons sold – consignment agent locations	37,962	35,997
Fuel margin, cents per gallon[1] – fuel supply locations	6.1	7.0
Fuel margin, cents per gallon[1] – consignment agent locations	26.4	29.0

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Wholesale fuel contribution (excluding intercompany charges by GPMP) decreased by approximately $1.8 million for the quarter.

Fuel contribution from fuel supply locations (excluding intercompany charges by GPMP) decreased by $1.4 million for the quarter, primarily due to decreased prompt pay discounts related to lower fuel costs, which was partially offset by contributions from the Quarles and TEG acquisitions.

Fuel contribution from consignment agent locations (excluding intercompany charges by GPMP) decreased approximately $0.4 million for the quarter. For the quarter, the decrease was primarily due to lower rack-to-retail margins and decreased prompt pay discounts related to lower fuel costs, which was partially offset by contributions from the Quarles and TEG acquisitions.

Fleet Fueling

For the Three Months Ended March 31, 2023
(in thousands)
Fuel gallons sold – proprietary cardlock locations	31,016
Fuel gallons sold – third-party cardlock locations	1,610
Fuel margin, cents per gallon[1] – proprietary cardlock locations	44.5
Fuel margin, cents per gallon[1] – third-party cardlock locations	1.3

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed fee charged by GPMP to sites in the fleet fueling segment.

The Company recognized strong cash flow from the fleet fueling segment during the quarter. Fuel profitability (excluding intercompany charges by GPMP) was approximately $13.8 million for the quarter2.

2 Fleet fueling segment reflect a commencement of operations of such segment on July 22, 2022.

Store Operating Expenses

For the first quarter, convenience store operating expenses increased $18.9 million, or 12.1% as compared to the prior year period, primarily due to $15.9 million of expenses related to the Pride and TEG acquisitions and an increase in expenses at same stores, including $6.0 million, or 9.7% as compared to the prior year period, of higher personnel costs. The increase in store operating expenses was partially offset by underperforming retail stores that were closed or converted to dealers.

Long-Term Growth Strategy Updates

Credit Line Increase and Renewal

On May 5, 2023, GPMP renewed and extended its revolving credit facility with a syndicate of banks led by Capital One, National Association. The credit line was increased to $800 million, and its maturity was extended to May 2028.

Extension of Oak Street Program Agreement

On May 2, 2023, GPM, together with affiliates of Oak Street, entered into a third amendment to the Program Agreement, which, among other things, extended the term of the Program Agreement and the exclusivity period thereunder through September 30, 2024, and provides for up to $1.5 billion of capacity under the Program Agreement from the date of such amendment through September 30, 2024, not including the funding for the WTG Acquisition.

Acquisitions

On March 1, 2023, the Company closed on its acquisition of the assets of TEG, which, at closing, operated 135 convenience stores, supplied fuel to 192 dealer locations, and operated a transportation business that supports the retail and wholesale business, all in the Southeastern United States. This acquisition expanded ARKO’s southern retail territory into Alabama and Mississippi.

ARKO expects that its previously announced acquisition of WTG will close in the second quarter of 2023. This acquisition would add 24 company-operated Uncle’s convenience stores across western Texas. As part of this acquisition, the Company would also acquire WTG’s GASCARD-branded fleet fueling network, including 66 proprietary fleet fueling cardlock sites strategically located in large industrial areas in West Texas and southeast New Mexico and 43 private cardlock sites.

Liquidity and Capital Expenditures

As of March 31, 2023, and after consummating the TEG acquisition, the Company’s total liquidity was approximately $580 million, consisting of cash and cash equivalents of approximately $256 million and approximately $321 million of availability under lines of credit. Outstanding debt was $809 million, resulting in net debt, excluding financing leases, of approximately $553 million. Capital expenditures were approximately $23.4 million for the quarter.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and financial position.

The Company’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock, to be paid on June 1, 2023, to stockholders of record as of May 19, 2023.

In February 2022, the Company’s Board of Directors authorized a share repurchase program for up to an aggregate of $50 million of outstanding shares of common stock. During the quarter, the Company repurchased approximately 89 thousand shares of common stock under the repurchase program for approximately $0.7 million, or an average share price of $7.97. There is approximately $10.3 million remaining under the share repurchase program.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended March 31,
Retail Segment	2023	2022
Number of sites at beginning of period	1,404	1,406
Acquired sites	135	—
Newly opened or reopened sites	1	—
Company-controlled sites converted to
consignment or fuel supply locations, net	(5)	(6)
Closed, relocated or divested sites	(4)	(4)
Number of sites at end of period	1,531	1,396

	For the Three Months Ended March 31,
Wholesale Segment [1]	2023	2022
Number of sites at beginning of period	1,674	1,628
Acquired sites	192	—
Newly opened or reopened sites [2]	7	19
Consignment or fuel supply locations
converted from Company-controlled sites, net	5	6
Closed, relocated or divested sites	(26)	(28)
Number of sites at end of period	1,852	1,625

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

For the Three Months
Fleet Fueling Segment	Ended March 31, 2023
Number of sites at beginning of period	183
Acquired sites	—
Number of sites at end of period	183

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 10:00 a.m. Eastern Time on May 9, 2023. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net (loss) income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net (loss) income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman

ARKO Corp.

investors@gpminvestments.com

	Condensed consolidated statements of operations

	For the Three Months Ended March 31,
	2023	2022
	(in thousands)
Revenues:
Fuel revenue	$1,661,664	$1,583,526
Merchandise revenue	400,408	366,985
Other revenues, net	26,424	22,300
Total revenues	2,088,496	1,972,811
Operating expenses:
Fuel costs	1,537,882	1,470,649
Merchandise costs	277,443	258,793
Store operating expenses	192,683	166,538
General and administrative expenses	40,416	31,785
Depreciation and amortization	28,399	24,636
Total operating expenses	2,076,823	1,952,401
Other expenses, net	2,720	1,121
Operating income	8,953	19,289
Interest and other financial income	7,210	1,106
Interest and other financial expenses	(20,812)	(17,081)
(Loss) income before income taxes	(4,649)	3,314
Income tax benefit (expense)	2,158	(1,005)
(Loss) income from equity investment	(36)	9
Net (loss) income	$(2,527)	$2,318
Less: Net income attributable to non-controlling interests	53	79
Net (loss) income attributable to ARKO Corp.	$(2,580)	$2,239
Series A redeemable preferred stock dividends	(1,418)	(1,418)
Net (loss) income attributable to common shareholders	$(3,998)	$821
Net (loss) income per share attributable to common shareholders - basic	$(0.03)	$0.01
Net loss per share attributable to common shareholders - diluted	$(0.03)	$(0.00)
Weighted average shares outstanding:
Basic	120,253	124,301
Diluted	120,253	125,433

	Condensed consolidated balance sheets

	March 31, 2023	December 31, 2022
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$255,852	$298,529
Restricted cash	15,750	18,240
Short-term investments	3,065	2,400
Trade receivables, net	129,039	118,140
Inventory	244,940	221,951
Other current assets	88,354	87,873
Total current assets	737,000	747,133
Non-current assets:
Property and equipment, net	780,950	645,809
Right-of-use assets under operating leases	1,373,727	1,203,188
Right-of-use assets under financing leases, net	179,166	182,113
Goodwill	217,297	217,297
Intangible assets, net	226,134	197,123
Equity investment	2,888	2,924
Deferred tax asset	32,958	22,728
Other non-current assets	40,677	36,855
Total assets	$3,590,797	$3,255,170
Liabilities
Current liabilities:
Long-term debt, current portion	$15,034	$11,944
Accounts payable	222,782	217,370
Other current liabilities	186,225	154,097
Operating leases, current portion	61,797	57,563
Financing leases, current portion	5,219	5,457
Total current liabilities	491,057	446,431
Non-current liabilities:
Long-term debt, net	793,596	740,043
Asset retirement obligation	72,350	64,909
Operating leases	1,386,604	1,218,045
Financing leases	224,997	225,907
Other non-current liabilities	247,158	178,945
Total liabilities	3,215,762	2,874,280

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(42,352)	(40,042)
Additional paid-in capital	234,158	229,995
Accumulated other comprehensive income	9,119	9,119
Retained earnings	74,143	81,750
Total shareholders' equity	275,080	280,834
Non-controlling interest	(45)	56
Total equity	275,035	280,890
Total liabilities, redeemable preferred stock and equity	$3,590,797	$3,255,170

	Condensed consolidated statements of cash flows

	For the Three Months Ended March 31,
	2023	2022
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(2,527)	$2,318
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	28,399	24,636
Deferred income taxes	(10,230)	(2,577)
Loss on disposal of assets and impairment charges	287	764
Foreign currency loss	34	37
Amortization of deferred financing costs and debt discount	592	634
Amortization of deferred income	(1,860)	(3,078)
Accretion of asset retirement obligation	491	409
Non-cash rent	2,798	1,946
Charges to allowance for credit losses	283	135
Loss (income) from equity investment	36	(9)
Share-based compensation	4,069	2,774
Fair value adjustment of financial assets and liabilities	(4,228)	1,209
Other operating activities, net	329	123
Changes in assets and liabilities:
Increase in trade receivables	(11,182)	(12,886)
Increase in inventory	(2,845)	(21,318)
Decrease in other assets	3,545	18,215
Increase in accounts payable	5,940	20,177
Decrease in other current liabilities	(127)	(4,561)
Increase (decrease) in asset retirement obligation	67	(34)
Increase in non-current liabilities	2,012	1,148
Net cash provided by operating activities	15,883	30,062
Cash flows from investing activities:
Purchase of property and equipment	(23,380)	(20,667)
Proceeds from sale of property and equipment	208,436	6,933
Prepayment for business acquisition	—	(5,000)
Business acquisitions, net of cash	(338,342)	(6,746)
Decrease in investments, net	—	1,618
Net cash used in investing activities	(153,286)	(23,862)
Cash flows from financing activities:
Receipt of long-term debt, net	55,000	—
Repayment of debt	(5,592)	(3,157)
Principal payments on financing leases	(1,418)	(1,652)
Proceeds from sale-leaseback	51,604	—
Common stock repurchased	(2,310)	(13,084)
Dividends paid on common stock	(3,609)	(2,474)
Dividends paid on redeemable preferred stock	(1,418)	(1,418)
Distributions to non-controlling interests	—	(60)
Net cash provided by (used in) financing activities	92,257	(21,845)
Net decrease in cash and cash equivalents and restricted cash	(45,146)	(15,645)

Effect of exchange rate on cash and cash equivalents and restricted cash	(21)	(16)
Cash and cash equivalents and restricted cash, beginning of period	316,769	272,543
Cash and cash equivalents and restricted cash, end of period	$271,602	$256,882

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended March 31,
	2023	2022
	(in thousands)
Net (loss) income	$(2,527)	$2,318
Interest and other financing expenses, net	13,602	15,975
Income tax (benefit) expense	(2,158)	1,005
Depreciation and amortization	28,399	24,636
EBITDA	37,316	43,934
Non-cash rent expense (a)	2,798	1,946
Acquisition costs (b)	3,576	681
Loss on disposal of assets and impairment charges (c)	287	764
Share-based compensation expense (d)	4,069	2,774
Loss (income) from equity investment (e)	36	(9)
Adjustment to contingent consideration (f)	(702)	—
Other (g)	104	18
Adjusted EBITDA	$47,484	$50,108

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board.

(e) Eliminates our share of loss (income) attributable to our unconsolidated equity investment.

(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 acquisition of Empire.

(g) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.